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                                                                     EXHIBIT 8.1

              [Letterhead of Muldoon Murphy Faucette & Aguggia LLP]
                                December 8, 2004


Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
Main & Lovern Streets
Hazard, KY 41701

Board Members:

         You have asked our opinion regarding certain federal income tax consequences of the proposed transactions (collectively, the "Reorganization and Merger"), more fully described below, pursuant to which First Federal Savings and Loan Association of Hazard, Kentucky (the "Bank"), a federally chartered mutual savings association, will reorganize into the federally chartered mutual holding company structure, and will merge the mid-tier federal stock corporation formed in connection with the reorganization with Frankfort First Bancorp, Inc. ("Frankfort First"). This opinion addresses the tax consequences of the Reorganization, as the tax implications of the Merger are addressed in a separate opinion dated as of December 8, 2004. We are rendering this opinion pursuant to Article VI of the Plan of Reorganization from Mutual Savings and Loan Association to Mutual Holding Company, as adopted on July 14, 2004 and amended and restated as of November 3, 2004 and November 30, 2004 (the "Plan of Reorganization"). As used in this letter, "Mutual Savings Association" refers to the Bank before the Reorganization and "Stock Savings Bank" refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

         The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows:

         (i) the Mutual Savings Association will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim One");

         (ii) Interim One will organize a stock corporation as a wholly owned subsidiary ("Kentucky First Federal Bancorp");

         (iii) Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary ("Interim Two");

         (iv) the Mutual Savings Association will convert its charter to a federal stock savings

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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 2


                  bank charter to become the Stock Savings Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the "Mutual Holding Company;"

         (v) sequentially with step (iv), Interim Two will merge with and into Stock Savings Bank with Stock Savings Bank as the resulting institution;

         (vi) 100% of the issued common stock of the Stock Savings Bank will be transferred to the Mutual Holding Company in exchange for the membership interests in Mutual Savings Association that are conveyed to the Mutual Holding Company;

         (vii) the Mutual Holding Company will transfer 100% of the issued common stock of the Stock Savings Bank to Kentucky First Federal Bancorp in a capital distribution; and

         (viii) Kentucky First Federal Bancorp, Inc. will issue a majority of its common stock to the Mutual Holding Company.

         The Merger will be effected as follows:

         (i) Frankfort First will merge into Kentucky First Federal Bancorp, with Kentucky First Federal Bancorp as the surviving entity. In connection with the merger, shareholders of Frankfort First will receive either cash or shares of common stock of Kentucky First Federal Bancorp; and

         (ii) As a result of the Merger, First Federal Savings Bank of Frankfort will become a sister corporation of the Stock Savings Bank.

         Simultaneously with the Reorganization and Merger, Kentucky First Federal Bancorp will offer to sell additional shares of its common stock pursuant to the Plan of Reorganization, with priority subscription rights granted in descending order as follows:

         (i) to depositors of the Bank with deposits having an aggregate account balance of at least fifty dollars on June 30, 2003 ("Eligible Account Holders");

         (ii) to the Bank's tax-qualified benefit plans, including its employee stock ownership plan;

         (iii) to depositors of the Bank with deposits having an aggregate account balance of at

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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 3

                  least fifty dollars as of the last day of the calendar quarter preceding the Office of Thrift Supervision's approval of the Reorganization ("Supplemental Eligible Account Holders"); and

         (iv) to other members of the Bank as of the date fixed by the Bank's Board of Directors for determining the members of the Bank eligible to vote on the Plan Reorganization.

         In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Prospectus and of such corporate records of the parties to the Reorganization and Merger as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Bank included in a Certificate of Representations dated December 8, 2004. We have assumed that such representations are true and that the parties to the Reorganization and Merger will act in accordance with the Plan of Reorganization. We express no opinion concerning the effects, if any, of variations from the foregoing.

         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices, procedures and court decisions are subject to change at any time. Any changes could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

         (a)      With regard to the Reorganization:

                  (1) The Reorganization will constitute a reorganization under section 368(a)(1)(F) of the Code, and the Bank, in either its mutual form (the "Mutual Savings Association") or in its stock form (the "Stock Savings Bank") will recognize no gain or loss as a result of the Reorganization;

                  (2) The basis of each asset of the Mutual Savings Association received by the Stock Savings Bank in the Reorganization will be the same as the Mutual
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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 4


                           Savings Association's basis for such asset immediately prior to the reorganization;

                  (3) The holding period of each asset of the Mutual Savings Association received by the Stock Savings Bank in the reorganization will include the period during which such asset was held by the Mutual Savings Association prior to the reorganization;

                  (4) For purposes of Code section 381(b), the Stock Savings Bank will be treated as if there had been no Reorganization and, accordingly, the taxable year of the Mutual Savings Bank will not end on the effective date of the reorganization and the tax attributes of the Mutual Savings Bank (subject to application of Code sections 381, 382 and 384) will be taken into account by the Stock Savings Bank as if the Reorganization had not occurred;

                  (5) The Mutual Savings Association's members will recognize no gain or loss upon their constructive receipt of shares of the Stock Savings Bank common stock, pursuant to the reorganization, solely in exchange for their mutual ownership interests (i.e., liquidation and voting rights) in the Mutual Savings Association; and

                  (6) Members of the Mutual Savings Association will recognize no gain or loss upon the issuance to them of deposits in the Stock Savings Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Savings Association.

         (b)      With regard to the Exchange:

                  (1) The exchange will qualify as an exchange of property for stock under section 351 of the Code;

                  (2) The initial shareholders of the Stock Savings Bank (the former Mutual Savings Association members) will recognize no gain or loss upon the constructive transfer to the Mutual Holding Company of the shares of the Stock Savings Bank they constructively received in the reorganization solely in exchange for mutual ownership interests (i.e., liquidation and voting rights in the Mutual Holding Company); and

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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
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                  (3)      The Mutual Holding Company will recognize no gain or
                           loss upon its receipt of the common stock of the Stock Savings Bank in exchange for mutual ownership interests in the Mutual Savings Association;

         (c) With regard to the Mutual Holding Company's transfer of 100% of the common stock of the Stock Savings Bank to Kentucky First Federal Bancorp:

                  (1) Kentucky First Federal Bancorp will recognize no gain or loss upon its receipt of 100% of the common stock of the Stock Savings Bank from the Mutual Holding Company; and

                  (2) The Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Savings Bank to Kentucky First Federal Bancorp; and

         (d)      With regard to those who hold subscription rights:

                  (1) It is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Kentucky First Federal Bancorp to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of subscription rights (Section 356(a) of the Code) or upon the exercise of subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182);

                  (2) It is more likely than not that the tax basis to the holders of shares of common stock purchased in the reorganization pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the reorganization (Section 1012 of the Code); and

                  (3) The holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of purchase (Section 1223(6) of the Code).



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Boards of Directors
First Federal Savings and Loan Association
Kentucky First Federal Bancorp
December 8, 2004
Page 6

         The opinions set forth in (d)(1) and (d)(2) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Kentucky First Federal Bancorp common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is a more than 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

         This opinion is given solely for the benefit of the parties to the Plan of Reorganization, the shareholders of Stock Savings Bank and Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who purchase pursuant to the Plan of Reorganization, and may not be relied upon by any other party or entity or referred to in any document without our express written consent. We consent to the filing of this opinion as an exhibit to the Forms MHC-1, MHC-2 and H-(e)1-S filed with the Office of Thrift Supervision and as an exhibit to the registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with the Reorganization, and to the reference thereto in the prospectus included in the registration statement on Form S-1 under the headings "The Reorganization and Stock Offering- Material Income Tax Consequences" and "Legal and Tax Opinions." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                       Very truly yours,


                                       /s/ Muldoon Murphy Faucette & Aguggia LLP

                                       MULDOON MURPHY FAUCETTE & AGUGGIA LLP